Exhibit 99.1

NEWS RELEASE
FOR IMMEDIATE RELEASE	Contact:
Income Opportunity Realty Investors, Inc.
Investor Relations
(800) 400-6407
investor.relations@primeasset.com
Income Opportunity Realty Investors, Inc. Reports Fourth Quarter 2008 Results
DALLAS (March 31, 2009) Income Opportunity Realty Investors, Inc. (AMEX:IOT), a Dallas-based real estate investment company, today reported results of operations for the year ended December 31, 2008. IOT announced today that the company reported net income applicable to common shares of $26.7 million or 56.41 per diluted earnings per share which includes income from discontinued operations net of minority interest of $14.1 million as compared to net loss applicable to common shares of ($0.7 million) or ($0.18) per diluted earnings per share which includes net loss from discontinued operations of ($0.2 million) for the same period ended 2007.
     In addition, IOT’s results of operations for the three months ended December 31, 2008 were a net income applicable to common shares of $479,000 or $0.12 per diluted earnings per shares as compared to a net loss applicable to common shares of ($18,000) or ($0.01) per diluted earnings per share as compared for the same period ended 2007.
Results of the year ended December 31, 2008 as compared to the same period ended 2007;
     Interest income decreased $1.7 million as compared to prior year. The decrease is due to no longer accruing interest income on our notes receivables from Unified Housing Foundation, an affiliated entity.
     Mortgage loan interest expense decreased $1.2 million primarily due to paying off the mortgages on the six Midland/Odessa properties that were sold in January of this year.
     Earnings from unconsolidated subsidiaries and investees decreased $0.5 million due to writing off the majority of the value of our investment in Nakash Income Associates.
     Income from involuntary conversion of $7.4 million is due to insurance proceeds received from the tornado damage incurred on the Falcon Point apartments.
     Net income due to affiliate of $1.0 million was due to the overall positive income in the current year, not applicable in prior year.
     Income from discontinued operations was $14.1 million in 2008. Our discontinued operations consist of seven apartment complexes. Included in discontinued operations for 2008 is a gain on sale of $29.8 million, net of minority interest and before taxes.
Results of the year ended December 31, 2007 as compared to the same period ended 2006;
     General and administrative expense increased $0.3 million in 2007 as compared to 2006. The increase was attributable to an overall increase in costs and additional repairs and maintenance incurred during the year.
     Advisory fees increased $0.5 million in 2007 as compared to 2006 as our base assets increase in 2007.
     Interest income increased $1.3 million in 2007 as compared to 2006. This increase is due to the additional interest income accrued on the transfer of $9.4 million to the advisor.
     Mortgage and loan interest increased by $0.4 million in 2007 as compared to 2006 due to the additional interest expense associated with the mortgage on the purchase of Falcon Point in 2006.
     Net loss from discontinued operations was ($0.2 million) in 2007. Discontinued operations relates to seven apartment complexes sold subsequent to the year ended December 31, 2007.
   Income Opportunity Realty Investors, Inc., a Dallas-based real estate investment company, holds a portfolio of equity real estate in Texas, including office buildings, and undeveloped land. For more information, go to IOT’s website at www.incomeopp-realty.com.

INCOME OPPORTUNITY REALTY INVESTORS, INC.
CONSOLIDATED BALANCE SHEETS

	December 31,	December 31,
	2008	2007
	(dollars in thousands, except share and par
	value amounts)
Assets
Real estate, at cost	$39,255	$43,027
Real estate held for sale at cost, net of depreciation	—	17,032
Less accumulated depreciation	(2,313)	(2,456)

Total real estate	36,942	57,603

Notes and interest receivable	41,432	27,441

Less allowance for doubtful accounts	(1,826)	—

Total notes and interest receivable	39,606	27,441
Cash and cash equivalents	52	267
Investments in unconsolidated subsidiaries and investees	74	532
Receivables from affiliates	38,203	27,802
Other assets	676	2,662

Total assets	$115,553	$116,307

Liabilities and Shareholders’ Equity

Liabilities:
Notes and interest payable	$42,319	$44,354
Notes related to assets held-for-sale	—	25,152
Accounts payable and other liabilities	2,460	2,057

Commitments and contingencies:	44,779	71,563
Minority interest	—	677
Shareholders’ equity:
Common Stock, $01 par value, authorized 10,000,000 shares; issued 4,173,675 shares in 2008 and 2007	42	42
Treasury stock at cost	(39)	(37)
Paid-in capital	61,955	61,955
Retained earnings	8,816	(17,893)

Total shareholders’ equity	70,774	44,067

Total liabilities and shareholders’ equity	$115,553	$116,307

INCOME OPPORTUNITY REALTY INVESTORS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS

	For the Years Ended December 31,
	2008	2007	2006
	(dollars in thousands, accept share end per share amounts)
Revenues:

Rental and other property revenues	$1,291	$1,329	$1,316

Expenses:
Property operating expenses	962	743	844
Depreciation and amortization	206	230	218
General and administrative	606	756	461
Advisory fee to affiliate	895	1,034	496

Total operating expenses	2,669	2,763	2,019

Operating loss	(1,378)	(1,434)	(703)

Other income (expense):
Interest income	2,993	4,716	3,395
Mortgage and loan interest	(2,410)	(3,640)	(3,248)
Earnings from unconsolidated subsidiaries and investees	(458)	17	(33)
Involuntary conversion	7,356	—	—
Net income to affiliate	(1,011)	—	(9)

Total other income	6,470	1,093	105

Income (loss) before gain on land sales, minority interest, and taxes	5,092	(341)	(598)
Gain on land sales	—	—	—
Minority interest	—	(72)	(92)

Income (loss) from continuing operations before income tax benefit	5,092	(413)	(690)

Income tax benefit (expense)	7,566	(113)	302

Net income (loss) from continuing operations	12,658	(526)	(388)

Income (loss) from discontinued operations, net of minority interest before income tax expense	21,617	(322)	862

Income tax benefit (expense)	(7,566)	113	(302)

Net income (loss) from discontinuing operations, net of minority interest	14,051	(209)	560

Net income (loss) applicable to common shares	$26,709	$(735)	$172

Earnings per share — basic
Income (loss) from continuing operations	$3.04	$(0.13)	$(0.09)
Discontinued operations	3.37	(0.05)	0.13

Net income (loss) applicable to common shares	$6.41	$(0.18)	$0.04

Earnings per share — diluted
Income (loss) from continuing operations	$3.04	$(0.13)	$(0.09)
Discontinued operations	3.37	(0.05)	0.13

Net income (loss) applicable to common shares	$6.41	$(0.18)	$0.04

Weighted average common share used in computing earnings per share	4,168,264	4,168,414	4,173,675
Weighted average common share used in computing diluted earnings per share	4,168,264	4,168,414	4,173,675